Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Form S-8 (No. 333-130041) of Retractable Technologies, Inc. of our report, dated April 2, 2007 relating to our audit of the financial statements and financial schedule which appear in this Annual Report on Form 10-K of Retractable Technologies, Inc. for the year ended December 31, 2006.

/s/ CF & Co., L.L.P.
CF & Co., L.L.P.

Dallas, Texas
April 2, 2007